SCORE Contact Page

Shareholders Committed to Restoring Equity Group, Inc.

Toll Free in the USA 800-484-2918 (Security Code # 9466)
In Houston 713-965-0413
Email SCORE@TruthAboutAIGI.com
Website http://www.TruthAboutAIGI.com
Address SCORE Group, Inc.
P.O. Box 131534
Houston, TX 77219-1534